EXHIBIT 99.1
News
For Immediate Release	Contact: Cindi Buckwalter
June 1, 2018	(212) 878-1831

MINERALS TECHNOLOGIES ANNOUNCES APPOINTMENT OF JONATHAN HASTINGS AS GROUP PRESIDENT, PERFORMANCE MATERIALS

MR. HASTINGS TO SUCCEED GARY CASTAGNA, WHO HAS RETIRED
----------

NEW YORK, June 1 — Minerals Technologies Inc. (NYSE: MTX) ("MTI" or "the Company") today announced the appointment of Jonathan Hastings as Group President, Performance Materials, effective June 1, 2018. Mr. Hastings is succeeding Gary Castagna, who retired on May 31, 2018.

Jonathan Hastings, who joined MTI in 2011, was previously Senior Vice President, Corporate Development, where he was responsible for Corporate Development as well as the Pyrogenics business unit. He also currently chairs the Company's Technology Lead Team. Prior to joining MTI, Mr. Hastings was an executive at the Dow Chemical Company and also Rohm and Haas.  While at Rohm and Haas, he held positions of increasing responsibility, including Vice President & General Manager – Packaging and Building Materials – Europe.

Gary Castagna was instrumental in the successful growth of AMCOL, the integration of AMCOL into MTI, and more recently, leading the combination of the Performance Materials and Construction Technologies segments into one high performance business segment, which had revenue of $734.8 million in 2017.

"We thank Gary for his many contributions over a long and productive career with MTI and wish him the very best as he enters retirement," said Douglas T. Dietrich, Chief Executive Officer. "In addition, we welcome Jon into his new role where he will drive continued growth and profitability of our Performance Materials segment."

About Minerals Technologies Inc.
New York-based Minerals Technologies Inc. (MTI) is a resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. MTI serves the paper, foundry, steel, construction, environmental, energy, polymer and consumer products industries. The Company reported sales of $1.676 billion in 2017. For further information, please visit our website at www.mineralstech.com. (MTI-G)

####